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                                                                  EXHIBIT 10.7



                              EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement") is made as of the 30th day of July, 2001, between JO-ANN STORES, INC., an Ohio corporation (the "Company"), and ALAN ROSSKAMM ("Executive").

The Company is entering into this Agreement in recognition of the importance of Executive's services to the continuity of management of the Company and based upon its determination that it will be in the best interests of the Company to encourage Executive's continued attention and dedication to Executive's duties as a general matter and in the potentially disruptive circumstances of a possible Change of Control of the Company. (As used in this Agreement, the term "Change of Control" and certain other capitalized terms have the meanings ascribed to them in Section 17 at the end of this Agreement.)

The Company and Executive agree, effective as of the date first set forth above (the "Effective Date"), as follows:

1. SEVERANCE BENEFITS UPON CERTAIN TERMINATIONS OCCURRING BEFORE A CHANGE OF CONTROL. If, before the occurrence of a Change of Control, Executive's employment with the Company is terminated (a) by the Company without Cause, or
(b) by Executive for Good Reason, Executive shall be entitled to the following as Severance Benefits:

          (a) The Company shall pay Executive an amount equal to one and one half times Executive's Base Salary payable in consecutive bi-weekly installments over the 18 months following the Termination Date at the same times and in the same amounts as if Executive had remained in the employ of the Company and had continued to earn Executive's Base Salary over that 18 month period.

          (b) The Company shall continue to provide Executive with the welfare benefits of medical insurance, dental insurance, and group term life insurance through the end of the 18th full calendar month following the Termination Date, except that

               (i) the Company may stop providing medical insurance and dental insurance coverage earlier if and when Executive accepts full time employment with a subsequent employer that generally makes medical insurance available to its executives and Executive is eligible for that coverage with the subsequent employer, and

               (ii) the Company may stop providing group term life insurance earlier if and when Executive accepts full time employment with a subsequent employer and that employer provides Executive with group term life insurance coverage.


     The benefits to be provided by the Company pursuant to this paragraph shall be provided to Executive at the same cost to Executive, and at the same coverage level,

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     as is applicable to continuing executives in comparable positions from time to time during the period the benefits are continued.


          (c) Except as provided in the last sentence of this Section 1(c), the Company shall continue to provide Executive, at least through Executive's attainment of age 70 (or his earlier death), with life insurance coverage that will pay to one or more beneficiaries designated by Executive an aggregate life insurance death benefit of $769,000 payable upon Executive's death. Unless otherwise agreed by Executive, the Company shall provide this insurance coverage to Executive pursuant to the Split Dollar Insurance Agreement entered into between Executive and the Company on September 6, 1988, with such amendments as are necessary to carry out the purpose and intent of this Section 1(c) and are approved by Executive. Executive will not be required to pay any premiums but will recognize any imputed income arising out of the provision of this insurance coverage. In addition to providing this coverage through Executive's attainment of age 70, the Company shall continue this coverage beyond attainment of age 70, assuming Executive survives to and beyond attainment of age 70, for so long as the policy underlying the September 6, 1988 Split Dollar Insurance Agreement can be maintained by the Company from year to year under circumstances such that the sum of (i) the annual premium payable with respect to the policy for any particular year plus (ii) the amount of any interest payable on loans outstanding under the policy for that year, does not exceed (x) the amount of any loan that is available to the Company under the policy during that year plus (y) the pro forma amount of tax savings resulting from payment of the interest referred to in (ii) during that year. For these purposes, the "pro forma" tax savings will be determined using the assumption that the Company is profitable to such an extent that it pays income taxes at the highest marginal rates applicable to corporations each year whether or not the Company in fact pays income taxes at those rates. At any time, Executive may elect to have the Company stop providing insurance coverage to him pursuant to this Section 1(c) by written notice to the Company given 30 days in advance of the date on which the coverage is to cease.

2. CHANGE OF CONTROL SEVERANCE BENEFITS UPON CERTAIN TERMINATIONS OCCURRING AFTER A CHANGE OF CONTROL. If, after the occurrence of a Change of Control, Executive's employment with the Company is terminated (a) by the Company without Cause, or (b) by Executive for Good Reason, Executive shall be entitled to the following as Change of Control Severance Benefits:

          (a) The Company shall make a lump sum cash payment to Executive, not later than ten business days after the Termination Date, in an amount equal to two times the sum of (i) Executive's Base Salary plus (ii) the greater of (A) Executive's average annual bonus earned over the three full fiscal years of the Company ended before the Termination Date, or (B) Executive's target annual bonus established for the bonus plan year in which the Termination Date occurs. If Executive has been employed by the Company for fewer than three but at least one full fiscal year of the Company ended before the Termination Date, the average of the bonuses earned in the two full fiscal years of the Company ended before the Termination Date, or the amount of the bonus earned in the one full fiscal year of the Company ended before the Termination Date, as the case may be, shall be substituted for the average referred to in (A) above.

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          (b) If the Termination Date occurs after the end of a bonus year under any Company sponsored bonus plan and before the bonus with respect to that bonus year has been paid, the Company shall pay to Executive, not later than ten business days after the Termination Date, an amount equal to the bonus for that bonus year to which Executive would have been entitled had the bonus plan for that bonus year remained in effect without any change and had Executive remained in the employ of the Company through the date on which bonuses for that bonus year were paid.

          (c) The Company shall make a lump sum cash payment to Executive, not later than ten business days after the Termination Date, in an amount equal to the greater of (i) Executive's unpaid targeted annual bonus, established for the bonus year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days Executive was employed by the Company in the bonus year through the Termination Date, and the denominator of which is 365, or (b) the bonus amount specifically guaranteed to Executive for that bonus year under any other agreement between the Company and Executive.

          (d) The Company shall continue to provide Executive with the welfare benefits of medical insurance, dental insurance, group term life insurance, and split-dollar life insurance through the second anniversary of the Termination Date, except that

               (i) the Company may stop providing medical insurance and dental insurance coverage earlier if Executive accepts full time employment with a subsequent employer that generally makes medical insurance available to its executives and Executive is eligible for that coverage with the subsequent employer, and

               (ii) the Company may stop providing group term life insurance earlier if Executive accepts full time employment with a subsequent employer and that employer provides Executive with group term life insurance coverage.


     The benefits to be provided by the Company pursuant to this paragraph shall be provided to Executive at the same cost to Executive, and at the same coverage level, as in effect as of the Termination Date.

          (e) Except as provided in the last sentence of this Section 2(e), the Company shall continue to provide Executive, at least through Executive's attainment of age 70 (or his earlier death), with life insurance coverage that will pay to one or more beneficiaries designated by Executive an aggregate life insurance death benefit of $769,000 payable upon Executive's death. Unless otherwise agreed by Executive, the Company shall provide this insurance coverage to Executive pursuant to the Split Dollar Insurance Agreement entered into between Executive and the Company on September 6, 1988, with such amendments as are necessary to carry out the purpose and intent of this Section 2(e)and are approved by Executive. Executive will not be required to pay any premiums but will recognize any imputed income arising out of the provision of this insurance coverage. In addition to providing this coverage through Executive's attainment of age 70, the Company shall continue this coverage

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     beyond attainment of age 70, assuming Executive survives to and beyond attainment of age 70, for so long as the policy underlying the September 6, 1988 Split Dollar Insurance Agreement can be maintained by the Company from year to year under circumstances such that the sum of (i) the annual premium payable with respect to the policy for any particular year plus
     (ii) the amount of any interest payable on loans outstanding under the policy for that year, does not exceed (x) the amount of any loan that is available to the Company under the policy during that year plus (y) the pro forma amount of tax savings resulting from payment of the interest referred to in (ii) during that year. For these purposes, the "pro forma" tax savings will be determined using the assumption that the Company is profitable to such an extent that it pays income taxes at the highest marginal rates applicable to corporations each year whether or not the Company in fact pays income taxes at those rates. At any time, Executive may elect to have the Company stop providing insurance coverage to him pursuant to this Section 2(e) by written notice to the Company given 30 days in advance of the date on which the coverage is to cease.

3. EARNED BUT UNPAID BASE SALARY AND ACCRUED PAID TIME OFF PAY PAYABLE UPON ANY TERMINATION OF EMPLOYMENT; TREATMENT OF LONG-TERM INCENTIVE AWARDS. Upon any termination of Executive's employment for any reason and at any time, the Company shall pay to Executive (or, where appropriate, to Executive's Beneficiary), not later than ten days after the Termination Date, (a) all earned but unpaid Base Salary through the Termination Date, and (b) an amount equal to the aggregate dollar value of all paid time off earned but not taken by Executive ("Accrued Paid Time Off Pay") before the Termination Date. In addition, upon any termination of Executive's employment, all outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company.

4. TERMINATION DUE TO RETIREMENT, DISABILITY, OR DEATH. If Executive's employment is terminated due to Retirement, Disability, or death while this Agreement remains in effect (whether before or after the occurrence of a Change of Control), neither Executive nor Executive's Beneficiaries will be entitled to Severance Benefits or Change of Control Severance Benefits under either of Sections 1 or 2 but Executive or Executive's Beneficiaries, as appropriate, will be entitled to the payments provided for in Section 2(e) and to such benefits as may be provided under the terms of the Company's disability, retirement, survivor's benefits, insurance, and other applicable plans and programs of the Company then in effect.

5. TERMINATION FOR CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON. If Executive's employment is terminated either by the Company for Cause or by Executive other than for Good Reason while this Agreement remains in effect (whether before or after the occurrence of a Change of Control) and Section 6 does not apply, neither Executive nor Executive's Beneficiaries will be entitled to Severance Benefits or Change of Control Severance Benefits under either of Sections 1 or 2 but Executive or Executive's Beneficiaries, as appropriate, will be entitled to the payments provided for in Section 2(e) and the Company shall pay to Executive such other amounts to which Executive is entitled under any compensation plans of the Company, at the time such payments are due. Except as provided in this Section 5, the Company shall have no further obligations to Executive under this Agreement.

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6. SPECIAL PROVISION APPLICABLE ONLY IF EXECUTIVE IS TERMINATED BOTH IN ADVANCE
OF AND IN CONTEMPLATION OF A CHANGE OF CONTROL. If Executive is terminated by the Company (a) in contemplation of and not more than six full calendar months before the occurrence of a Change of Control, and (b) under circumstances such that if the termination had occurred immediately after that Change of Control Executive would have been entitled to Change of Control Severance Benefits under
Section 2 above, then the Company shall pay and provide to Executive all of the amounts and benefits specified in Section 2, reduced by such amounts and such benefits, if any, that the Company has otherwise paid and provided to Executive pursuant to Section 1 above. The Company shall make any cash payment required pursuant to this Section 6 within ten days of the occurrence of the Change of Control.

7. CHANGE OF CONTROL IGNORED IF EMPLOYMENT CONTINUES FOR MORE THAN TWO YEARS THEREAFTER. If Executive's employment continues for more than two years following the occurrence of any Change of Control, that particular Change of Control will deemed never to have occurred for purposes of this Agreement.

8. TERM OF AGREEMENT, RIGHT TO SEVERANCE BENEFITS UPON DETERMINATION BY COMPANY NOT TO RENEW.

         8.1. TERM. This Agreement shall be effective as of the Effective Date and shall thereafter apply to any termination of Executive's employment occurring on or before July 31, 2004. Unless this Agreement is earlier terminated pursuant to its terms, on July 31, 2004 and on July 31 of each succeeding year thereafter (a "Renewal Date"), the term of this Agreement shall be automatically extended for an additional year unless either party has given notice to the other, at least one year in advance of that Renewal Date, that the Agreement shall not apply to any termination of Executive's employment occurring after that Renewal Date.

         8.2. RIGHT TO SEVERANCE BENEFITS. If the Company gives Executive notice that this Agreement shall not apply to any termination of Executive's employment occurring after a particular Renewal Date, Executive shall have the right to terminate Executive's employment at any time during the first three months of the final year during which this Agreement is thereafter scheduled to be effective (e.g., if the Company gives notice that the Agreement is not to apply to any termination after July 31, 2005, at any time during the months of August, September, and October 2004) and Executive shall thereupon be entitled to receive Severance Benefits to the same extent as if all of the conditions to Executive's right to receive Severance Benefits under Section 2 had been satisfied.

9. EXCISE TAX.

         9.1. EXCISE TAX. Notwithstanding any other provision of this Agreement (but subject to the following sentence), if any portion of the severance benefits or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate "Total Payments") would constitute an "excess parachute payment," then the payments to be made to Executive under this Agreement shall be reduced, but not below zero, to such amount that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1.00) less than the maximum amount which Executive may receive without becoming subject to the tax

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imposed by Code Section 4999 and without the Company suffering a loss of deduction under Code Section 280G(a). However, the payments shall be reduced as described above only if the reduction results in Executive receiving greater total severance benefits (on an after-tax basis, including excise taxes) than if such severance benefits were not reduced. For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 280G of the Code, and such "parachute payments" shall be valued as provided therein.

         9.2. PROCEDURE FOR ESTABLISHING LIMITATION ON TERMINATION PAYMENT.

                  (a) Within 60 days following delivery of notice by the Company to Executive of its belief that there is a payment or benefit due to Executive which will result in an "excess parachute payment", Executive and the Company, at the Company's expense, shall obtain the opinion of such legal counsel, which need not be unqualified, as Executive may choose, which sets forth: (i) the amount of Executive's "annualized includible compensation for the base period" (as defined in Code
         Section 280G(d)(1)); (ii) the present value of the Total Payments; and
         (iii) the amount and present value of any "excess parachute payment." The opinion of such legal counsel shall be supported by the opinion of a certified public accounting firm and shall be binding upon the Company and Executive.

                  (b) If the opinion of legal counsel indicates that there would be an "excess parachute payment," the severance benefits hereunder shall be reduced or eliminated as specified by Executive in writing delivered to the Company within 30 days of Executive's his receipt of such opinion, or, if Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the basis of calculations set forth in such opinion, there will be no "excess parachute payment."

                  (c) The calculations, notices, and opinion provided for herein shall be based upon the conclusive presumption that: (i) the compensation and benefits provided for herein; and (ii) any other compensation earned prior to the effective date of termination by Executive pursuant to the Company's compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change of Control), are reasonable.

         9.3. SUBSEQUENT IMPOSITION OF EXCISE TAX. If, notwithstanding compliance with the provisions herein, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the Total Payments is considered to be a "parachute payment," subject to excise tax under Section 4999 of the Code, which was not contemplated to be a "parachute payment" at the time of payment (so as to accurately determine whether a limitation should have been applied to the Total Payments to maximize the net benefit to Executive), Executive shall be entitled to receive a lump sum cash payment sufficient to place Executive in the same net after-tax position, computed by using the "Special Tax Rate" as such term is defined below, that Executive would have been in had such payment not been subject to such excise tax, and had Executive not incurred any interest charges or penalties with respect to the imposition of such excise tax. For purposes of this Agreement, the "Special Tax Rate" shall be the highest effective Federal and state marginal tax rates applicable to Executive in the year in which the payment contemplated under this Agreement is made.

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10. OUTPLACEMENT ASSISTANCE. Following a termination of employment in which
Severance Benefits or Change of Control Severance Benefits are payable hereunder the Company shall provide Executive with outplacement services obtained by the Company at its cost and commensurate with the outplacement services typically provided by the Company to Executives who left the employ of the Company before the Effective Date of this Agreement until Executive obtains subsequent employment or self employment.

11. THE COMPANY'S PAYMENT OBLIGATION.

         11.1. PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation to make the payments and provide the benefits provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

         11.2. NO MITIGATION. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or benefits to be provided under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments or provide any benefits as required under this Agreement, except to the limited extent provided above in cases where a subsequent employer provides medical insurance and/or group term life insurance coverage.

         11.3. SOURCE OF PAYMENTS AND BENEFITS. All payments under this Agreement shall be made solely from the general assets of the Company (or from a grantor trust, if any, established by the Company for purposes of making payments under this Agreement and other similar agreements), and Executive shall have the rights of an unsecured general creditor of the Company with respect thereto.

12. LEGAL REMEDIES

         12.1. PAYMENT OF LEGAL FEES. Unless prohibited by law, the Company shall pay all legal fees, costs of arbitration and/or litigation, prejudgment interest, and other expenses incurred in good faith by Executive as a result of the Company's refusal to provide the Severance Benefits or Change of Control Severance Benefits to which Executive deems Executive to be entitled under this Agreement, as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement, provided, however, that the Company shall be reimbursed by Executive for all such fees and expenses if, but only if, it is ultimately determined by a court of competent jurisdiction or by the arbitrators, as the case may be, that Executive had no reasonable grounds for the position propounded by Executive in the arbitration and/or litigation (which determination need not be made simply because Executive fails to succeed in the arbitration and/or litigation).

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         12.2. ARBITRATION. Subject to the following sentences, any dispute or controversy arising under or in connection with this Agreement shall be settled by mandatory arbitration (in lieu of litigation), conducted before a panel of three arbitrators sitting in a location selected by Executive within 50 miles from Hudson, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Any dispute which arises with respect to Executive's alleged violation of the prohibition on competition or any other restriction contained in Section 14 of this Agreement shall be settled by judicial proceedings (in any court of competent jurisdiction with respect to such dispute or claim). Except as provided above for claims or disputes under Section 14, judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

13. WITHHOLDING. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes).

14. NONCOMPETITION.

         14.1. PROHIBITION ON COMPETITION. Without the prior written consent of the Company, during the term of this Agreement, and, if Severance Benefits are paid hereunder, thereafter during the 18 month period beginning on the Termination Date or if Change of Control Severance Benefits are paid hereunder, thereafter through the second anniversary of the Termination Date, Executive shall not, as an employee, an officer, or as a director, engage directly or indirectly in any business or enterprise that engages to any significant extent within the United Sates of America in the sale at retail or direct marketing to consumers of fabric and craft components. Notwithstanding the foregoing, Executive may purchase and hold for investment less than two percent of the shares of any corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market.

         14.2. DISCLOSURE OF INFORMATION. Executive acknowledges that Executive has and has had access to and knowledge of certain confidential and proprietary information of the Company, which is essential to the performance of Executive' s duties as an employee of the Company. Executive will not, during or after the term of Executive's employment by the Company, in whole or in part, disclose such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, nor shall Executive make use of any such information for their own purposes.

         14.3. COVENANTS REGARDING OTHER EMPLOYEES. During the term of this Agreement and thereafter during any period during which Executive is subject to the restriction set forth in Section 14.1, Executive shall not to attempt to induce any employee of the Company to terminate his or her employment with the Company or accept employment with any competitor of the Company and Executive shall not interfere in any similar manner with the business of the Company.

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15. SUCCESSORS AND ASSIGNMENT.

         15.1. SUCCESSORS TO THE COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle Executive to notify the Company that, unless the failure is remedied within 30 days after delivery of the notice from Executive, Executive's employment will terminate as of the 31st day after the delivery of the notice. If any such notice is given and the failure is not so remedied, Executive will be entitled to receive the same payments and benefits from the Company, and on the same schedule, as if the Company had undergone a Change of Control on the date of the succession and Executive had thereupon terminated his employment for Good Reason.

         15.2. ASSIGNMENT BY EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by Executive and each of Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees. If Executive dies while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to Executive's Beneficiary. If Executive has not named a Beneficiary, then such amounts shall be paid to Executive's devisee, legatee, or other designee, or if there is no such designee, to Executive's estate.

16. MISCELLANEOUS.

         16.1. EMPLOYMENT STATUS. Except as may be provided under any other agreement between Executive and the Company, the employment of Executive by the Company is "at will," and, prior to the effective date of a Change of Control, may be terminated by either Executive or the Company at any time, subject to applicable law.

         16.2. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to severance benefits to be provided upon any termination of Executive's employment and supersedes any and all prior employment, retention, and/or change of control agreements between Executive and the Company.

         16.3. BENEFICIARIES. Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits or Change of Control Severance Benefits owing to Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. Executive may make or change such designation at any time..

         16.4. SEVERABILITY. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

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         16.5. MODIFICATION. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by Executive and by an authorized representative of the Company, or by the respective parties' legal representatives and successors.

         16.6. APPLICABLE LAW. To the extent not preempted by the laws of the United States, the laws of the state of Ohio, applicable to contracts made and to be performed wholly within that state, shall be the controlling law in all matters relating to this Agreement.

17. DEFINITIONS. Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth below:

         17.1. "BASE SALARY" means an amount equal to Executive's base annual salary at the highest rate payable at any time before the date of a termination. For this purpose, Base Salary shall not include bonuses, long-term incentive compensation, or any remuneration other than base annual salary.

         17.2. "BENEFICIAL OWNER" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

         17.3. "BENEFICIARY" means the persons or entities designated or deemed designated by Executive pursuant to Section 15.2 herein.

         17.4. "BOARD" means the Board of Directors of the Company.

         17.5. "CAUSE" shall mean the occurrence of any one or more of the following:

                  (a) The willful and continued failure by Executive to substantially perform his or her normal duties (other than any such failure resulting from Executive's Disability), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Committee believes that Executive has not substantially performed his or her duties, and Executive has failed to remedy the situation within 30 business days of receiving such notice;

                  (b) Executive's conviction for committing an act of fraud, embezzlement, theft, or other criminal act constituting a felony; or

                  (c) The willful engaging by Executive in gross negligence materially and demonstrably injurious to the Company. However, no act, or failure to act on Executive's part, shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company.

         17.6. CHANGE OF CONTROL. A "Change of Control" shall be deemed to have occurred if at any time or from time to time while this Agreement is in effect:

                  (a) Any person (other than the Company, any of its Subsidiaries, any member of either of the Founding Families, any employee benefit plan or employee stock ownership plan of the Company, or any person organized, appointed, or established


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         by the Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 15% or more (but less than 50%) of the Common Shares then outstanding;

                  (b) Any person (other than the Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of the Company, or any person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 50% or more of the Common Shares then outstanding;

                  (c) Any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of 15% or more of the Common Shares then outstanding;

                  (d) At any time during any period of 24 consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of the Company, unless the election, or the nomination for election by the Company's shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (i) are in office at the time of the election or nomination and (ii) were directors at the beginning of the period;

                  (e) A record date is established for determining shareholders entitled to vote upon (i) a merger or consolidation of the Company with another corporation in which those persons who are shareholders of the Company immediately before the merger or consolidation are to receive or retain less than 60% of the stock of the surviving or continuing corporation, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the dissolution of the Company;

                  (f) (i) the Company is merged or consolidated with another corporation and those persons who were shareholders of the Company immediately before the merger or consolidation receive or retain less than 60% of the stock of the surviving or continuing corporation, (ii) there occurs a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the Company is dissolved; or

                  (g) Any person who proposes to make a "control share acquisition" of the Company, within the meaning of Section 1701.01(Z) of the Ohio General Corporation Law, submits or is required to submit an acquiring person statement to the Company.

Notwithstanding anything herein to the contrary, if an event described in clause
(b), clause (d), or clause (f) above occurs, the occurrence of that event will constitute an irrevocable Change of Control. Furthermore, notwithstanding anything herein to the contrary, if an event described in clause (c) occurs, and the Board either approves such offer or takes no action with respect to such offer, then the occurrence of that event will constitute an irrevocable Change of Control. On the other hand, notwithstanding anything herein to the contrary, if an event described in clause (a), clause (e), or clause (g) above occurs, or if an event described in clause (c) occurs and the Board does

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not either approve such offer or take no action with respect to such offer as described in the preceding sentence, and a majority of those members of the Board who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change of Control, then, from and after the date that determination is made, that event will be treated as not having occurred. If no such determination is made, a Change of Control resulting from any of the events described in the immediately preceding sentence will constitute an irrevocable Change of Control on the 91st day after the occurrence of the event.

         17.7. "CHANGE OF CONTROL SEVERANCE BENEFITS" means those payments and benefits that may become payable pursuant to Section 2 below.

         17.8. "CODE" means the United States Internal Revenue Code of 1986, as amended.

         17.9. "COMMITTEE" means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

         17.10. "COMPANY" means Jo-Ann Stores, Inc., an Ohio corporation, and its successors.

         17.11. "DISABILITY" means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice, provided, however, that Executive must be entitled to disability benefits under the Company sponsored disability plans or programs.

         17.12. "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

         17.13. "FOUNDING FAMILIES" means the families consisting of Betty and Martin Rosskamm and Alan and Justine Zimmerman and their respective issue.

         17.14. "GOOD REASON" (AFTER A CHANGE OF CONTROL) means, without Executive's express written consent, the occurrence, after the occurrence of a Change of Control, of any one or more of the following:

                  (a) Any reduction in Executive's Base Salary below the amount in effect immediately before the Change of Control or, if higher, the amount in effect before any reduction in Executive's Base Salary made in contemplation of the Change of Control.

                  (b) Any significant reduction in Executive's duties, responsibilities, or position with respect to the Company from the duties, responsibilities, or position as in effect immediately before the Change of Control or as in effect immediately before any reduction in any such item made in contemplation of the Change of Control.

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

                  (c) Any significant reduction in Executive's benefits package from the benefit package in effect immediately before the Change of Control or as in effect immediately before any reduction of the benefit package made in contemplation of the Change of Control.

                  (d) Any reduction in Executive's long-term incentive opportunity with the Company.

                  (e) Any shift of Executive's principal place of employment with the Company to a location that is more than 50 miles (by straight line measurement) from the site of the Company's headquarters in Hudson, Ohio at the Effective Time.

                  (f) Any dissolution or liquidation of the Company.

Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this
Section 17.14 unless the Company has given Executive written notice of the change and Executive has voluntarily agreed in a writing that specifically refers to this section of this Agreement to accept the change and to waive any possible reliance on that change as constituting Good Reason.

         17.15. "GOOD REASON"(BEFORE A CHANGE OF CONTROL) means, without Executive's express written consent, any reduction in Executive's Base Salary other than a reduction that is in the same proportion as the reduction of the base salaries of every other executive officer of the Company in connection with an across-the-board reduction of executive base salaries.

         17.16. "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

         17.17. "RETIREMENT" means a voluntary termination of Executive's employment other than for Good Reason after Executive has either (a) attained age 55 and has completed at least ten full years of continuous service with the Company, or (b) has attained age 65 (without regard to length of service).

         17.18. "SEVERANCE BENEFITS" means those payments and benefits that may become payable before the occurrence of a Change of Control pursuant to Section 1 below

         17.19. "TERMINATION DATE" means the date on which any termination of Executive's employment becomes effective.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                                    JO-ANN STORES, INC.


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                                                    By______________________



                                                    "EXECUTIVE"


                                                    -------------------------
                                                    ALAN ROSSKAMM






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